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                                SECOND AMENDMENT TO
                             ASSET PURCHASE AGREEMENT

          THIS SECOND AMENDMENT to that certain Asset Purchase Agreement dated September 1, 1998 (the "Purchase Agreement") by and between GalaGen Inc., a Delaware corporation ("Buyer"), and Nutrition Medical, Inc., a Minnesota corporation ("Seller"), is made as of this 23rd day of December, 1998. Capitalized terms not otherwise defined herein are used with the meaning given such terms in the Purchase Agreement.


                                      RECITALS

          The Purchase Agreement provides for Buyer to acquire certain assets of Seller subject to the terms and conditions thereof.

          The Purchase Agreement was amended by an Amendment To Asset Purchase Agreement (the "Amendment") dated as of September 28, 1998.

          The Amendment provides that Buyer will pay to Seller an International Royalty on certain sales of the Products. Buyer and Seller wish to further specify in this Second Amendment the sales of the Products to which the International Royalty applies.

                                     AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions contained herein, the parties do hereby amend the Purchase Agreement as follows:

1.   Section 2.2 is amended and restated in its entirety to read as follows:

     2.2 INTERNATIONAL ROYALTY. Buyer will pay to Seller an international royalty (the "International Royalty") (a) of five percent (5%) of net International Sales (as defined herein), reduced by uncollectible accounts, in excess of $200,000 during the year ending on the first anniversary of the Closing Date, and (b) of two and one half percent (2 1/2%) of net International Sales, reduced by uncollectible accounts, in excess of $200,000 during the year ending on the second anniversary of the Closing Date. Buyer will make payment, if any, of the International Royalty no later than 120 days after the end of the year to which such royalty relates, accompanied by such documentation as may be agreed upon by Buyer and Seller. "International Sales" as used herein means sales made directly by Buyer of the Product known as "Glutasorb Ready to Use" to customers in all countries except the United States, Japan, France, England, Scotland, Belgium, Holland, Switzerland, Denmark, Sweden, Norway and Finland and sales made directly by Buyer of all Products other


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     than "Glutasorb Ready to Use" to customers in all countries except the
     United States.

2. Except as expressly set forth herein, the terms and conditions of the Purchase Agreement, as amended by the Amendment, remain unmodified and in full force and effect.

3. This Second Amendment may be executed in counterparts, each of which shall be considered an original.

          IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representatives to be effective as of the date first given above.


NUTRITION MEDICAL, INC.                  GALAGEN INC.

By  /s/ Richard J. Hegstrand             By  /s/ Gregg A. Waldon
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  Its  COO                                Its  CFO
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